February 22, 2023

[NAME]

Re: One-Year Retention Bonus Agreement for Executive Officers

Dear [NAME]:

As you have been informed, Instil Bio, Inc. (the “Company”) is offering you the retention bonus described in this letter (the “One-Year Bonus Agreement”) as an incentive for your continued service to the Company in the coming years.

If you sign this One-Year Bonus Agreement, you will be eligible to earn a retention bonus in connection with your continued employment with the Company on the terms described in this letter. Specifically, if you remain employed with the Company in good standing through February 22, 2024 (the “Retention Date”), you will earn a retention bonus in the amount of $AMOUNT (the “One-Year Retention Bonus”), less all applicable deductions and tax withholdings.

The Company will advance you a payment equal to the One-Year Retention Bonus, less all applicable deductions and tax withholdings, prior to its being earned, on the Company’s next regularly scheduled payroll date at least five days after the date you and the Company sign this One-Year Bonus Agreement.

In the event that the Company terminates your employment without Cause (as defined below) or you resign your employment for Good Reason (as defined below), and other than as a result of your death or disability, provided such termination of employment is a “separation from service” as defined under Treasury Regulation Section 1.409A-1(h), at any time prior to the Retention Date, then you will not be obligated to directly repay the One-Year Retention Bonus previously received, but the amount of the One-Year Retention Bonus will reduce the total dollar amount of any Severance owed to you under your Employment Agreement with the Company (US: Section 6.1(b)(i) or UK: section 20), provided that you have satisfied any conditions for receipt of such Severance as set forth in your Employment Agreement.

In the event that you resign your employment without Good Reason or your employment is terminated by the Company for Cause at any time on or prior to the Retention Date, then you will not be entitled to any One-Year Retention Bonus, and you will be required to, and agree to, repay in full the One-Year Retention Bonus previously paid to you under this Agreement within thirty (30) days of your employment termination with Instil Bio.

It is intended that all benefits and other payments under this One-Year Bonus Agreement satisfy, to the greatest extent possible, the exemptions from the application of Internal Revenue Code Section 409A provided under Treasury Regulations 1.409A 1(b)(4) and 1.409A 1(b)(9); this One-Year Bonus Agreement will be construed to the greatest extent possible as consistent with those provisions; and the timing of any such payments or benefits may be modified to satisfy those provisions.

For purposes of this letter, “Cause” means your: (i) failure to substantially perform your duties and responsibilities to the Company or violation of a Company policy; (ii) commission or conviction (including a guilty plea or plea of nolo contendere) of any felony or any other crime involving fraud, dishonesty or moral turpitude; (iii) commission or attempted commission of or participation in a fraud
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[NAME]
February 22, 2023

or act of dishonesty or misrepresentation against the Company; (iv) material breach of your duties to the Company; (v) intentional damage to any property of the Company; (vi) misconduct, or other violation of Company policy that causes or is reasonably likely to cause harm; (vii) material violation of any written and fully executed contract or agreement between you and the Company, including without limitation, material breach of any agreement between you and the Company regarding protection of confidential information or trade secrets, or of any Company policy, or of any statutory duty you owe to the Company; or (viii) conduct which in the good faith and reasonable determination of the Company demonstrates gross unfitness to serve.

For purposes of this One-Year Bonus Agreement, you shall have “Good Reason” for resigning from employment with the Company if any of the following actions are taken by the Company without your prior written consent: (a) a material reduction in your base salary, which the parties agree is a reduction of at least 10% of your base salary (unless pursuant to a salary reduction program applicable generally to the Company’s similarly situated employees); (b) a material reduction in your duties (including responsibilities and/or authorities), provided, however, that a change in job position (including a change in title) shall not be deemed a “material reduction” in and of itself unless your new duties are materially reduced from the prior duties; or (c) relocation of your principal place of employment to a place that increases your one-way commute by more than fifty (50) miles as compared to your then-current principal place of employment immediately prior to such relocation; provided that allowing you to work remotely rather than come into a physical office will not constitute relocation of your principal place of employment for purposes of this One-Year Bonus Agreement. In order to resign for Good Reason, you must provide written notice to the Company at its headquarters location at the time notice is given, labeled “Attention Chief Executive Officer” within 30 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for your resignation, allow the Company at least 30 days from receipt of such written notice to cure such event, and if such event is not reasonably cured within such period, you must resign from all positions you then hold with the Company not later than 30 days after the expiration of the cure period, pursuant to your Employment Agreement with Instil Bio.

Except as expressly stated herein, nothing in this One-Year Bonus Agreement changes the terms and conditions of your employment with the Company. For example, nothing in this One-Year Bonus Agreement alters the at-will nature of your employment or your right or the Company’s right to terminate your employment at any time, with or without Cause or advance notice.

This One-Year Bonus Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This One-Year Bonus Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This One-Year Bonus Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without respect to conflicts of law principles. This One-Year Bonus Agreement may be executed in counterparts and facsimile and scanned image copies of signatures will suffice as original signatures.

281490232 v1

[NAME]
February 22, 2023

If this One-Year Bonus Agreement is acceptable to you, please sign below and return the original to me within seven (7) days.

Sincerely,

Instil Bio, Inc.

By:
Bronson Crouch, Chief Executive Officer

Accepted and Agreed:

[NAME]

Date
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